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                                                                      EXHIBIT 11

                               CORVEL CORPORATION

                        COMPUTATION OF PER SHARE EARNINGS

Shares used in per share calculations were determined as follows:

                                                   Three months ended June 30,
                                                   ---------------------------
                                                       1996           1997
                                                    ----------     ----------
Weighted average common shares outstanding           4,625,000      4,285,000
Net effect of dilutive common stock options            134,000         90,000
                                                    ----------     ----------
Total common and common equivalent shares            4,759,000      4,375,000
                                                    ==========     ==========
Net Income                                          $2,042,000     $2,275,000
                                                    ==========     ==========
Earnings per common and common equivalent share     $      .43     $      .52
                                                    ==========     ==========



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